Exhibit 23.7

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 17, 2010, with respect to the consolidated financial statements of Image Medical Corporation included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-169107) and related Prospectus of RadNet, Inc. for the registration of $200,000,000 10⅜% Senior Notes due 2018 and Guarantees of 10⅜% Senior Notes due 2018.

/S/ Ernst & Young LLP

Los Angeles, California
January 10, 2011